Exhibit 10.76

NON-COMPETITION AGREEMENT

This Non-competition Agreement (this “Agreement”) is dated as of November 11, 2005, among Microsemi Corporation, a Delaware corporation (“Parent”) Advanced Power Technology, Inc., a Delaware corporation (“Company”), and Patrick P.H. Sireta (the “Obligor”). Terms used herein and not defined herein shall have the meaning set forth in the Merger Agreement (as defined below).

RECITALS

WHEREAS, pursuant to an Agreement and Plan of Merger dated as of November 2, 2005, as may be amended from time to time (including such amendments, herein called the “Merger Agreement”) by and among Parent, APT Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Company, it is proposed that Parent shall issue shares of Parent Common Stock and/or Parent Stock Options (the “New Shares”) in exchange for issued shares of Company Common Stock (as defined below) (the “Shares”) and options to  purchase Company Common Stock (the  “Options”) pursuant to the Merger Agreement; and

WHEREAS, as a condition and inducement to Parent consummating the Merger, Parent has required that Obligor enter into this Agreement; and

WHEREAS, the Obligor is a stockholder of the Company; and

WHEREAS, in order to induce the Parent to enter into the Merger Agreement and to minimize the risk that the Parent will lose the benefits of the goodwill and other assets being acquired from the Merger Sub, the Obligor has agreed to restrict his activities in accordance with the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt of and sufficiency of which the parties hereto hereby acknowledge, the parties hereto hereby agree as follows:

1.    Definitions.    As used in this Agreement, the following terms shall have the following meanings:

(a)     “Restricted Business” shall mean any activity customarily associated with Advanced Power Technology’s ordinary course of business.

(b)    ”Restricted Territory” shall mean the global geographic area.

2.    Agreement Not To Compete.

(a)    Agreement.    The Obligor agrees that for a two-year period from the date of this Agreement through the date that is the second  anniversary of the Effective Date, Obligor shall not directly or indirectly engage in or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that engages in a Restricted Business in a Restricted Territory, provided that this provision shall not prohibit the Obligor from owning up to five percent (5%) of any class of outstanding bonds, preferred stock or shares of common stock of any such entity.

(b)    Confidential Information. The Obligor hereby acknowledges that he makes use of, acquires and adds to confidential information of a special and unique nature and value relating to the Merger Sub and its strategic plan and financial operations. The Obligor further recognizes and acknowledges that all confidential information is the exclusive property of Merger Sub, is material and confidential, and is critical to the successful conduct of the business of Merger Sub. Accordingly, the Obligor hereby covenants and agrees that he will use confidential information for the benefit of the Merger Sub only and shall not at any time, directly or indirectly, during the term of this Agreement and thereafter divulge, reveal or communicate any confidential information to any person, firm, corporation or entity whatsoever, or use any confidential information for his own benefit or for the benefit of others.

(c)    Separate Covenants.    If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants (or any part thereof) contained in the preceding paragraphs of this Section 2, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as closely as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be valid and enforceable in accordance with its terms. Each provision of this Agreement is separable from any other provisions of this Agreement, and each part of each provision of this Agreement is severable from every other part of such provision.

(d)    Reformation.    In the event that the provisions of this Section 2 should ever be deemed to exceed the duration or geographic limitations or scope permitted by applicable law, then such provisions shall be reformed to the maximum time or geographic limitations or scope, as the case may be, permitted by applicable laws.

(e)    Injunctions; Specific Performance.    The Obligor acknowledges that it would be impossible to determine the amount of damages that would result from any breach of any of the provisions of this Section 2 and that the remedy at law for any breach, or threatened breach, of any of such provisions would likely be inadequate and, accordingly, agrees that the Parent or the Company shall, in addition to any other rights or remedies which it may have, be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to restrain the Obligor from violating any of such provisions of this Agreement or to cause the Obligor to perform any of such provisions. In connection with any action or proceeding for injunctive relief, the Obligor hereby waives the claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have each such provision of this Section 2 specifically enforced against the Obligor, without the necessity of posting bond or other security against the Obligor, and consents to the entry of injunctive relief against the Obligor enjoining or restraining any breach or threatened breach of such provisions of this Section 2.

3.    Miscellaneous.

(a) Amendments and Waivers. Any term of this Agreement may be amended or waived with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 3(a) shall be binding upon the parties and their respective successors and assigns.

(b) Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

(c) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(d) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(e) Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (i) when delivered by hand; (ii) on the day sent by facsimile, provided that the sender has received confirmation of transmission as of or prior to 5:00 p.m. local time of the recipient, on such day; (iii) the first business day after sent by facsimile (to the extent that (A) the sender has received confirmation of transmission after 5:00 p.m. local time of the recipient on the day sent by facsimile, or (B) notice is sent on a day that is not a business day); or (iv) the third business day after sent by registered mail or by courier or express delivery service, in each case to the address or facsimile number set forth on the signature page to this Agreement beneath the name of such party, or to such other address or facsimile number as such party shall have specified in a written notice given to the other parties hereto addressed as follows:

If to Parent:

Microsemi Corporation
Address	2381 Morse Avenue
Irvine, CA 92614
Telephone:	(949) 221-7188
Fax:	(949) 756-2087
Email:	jpeterson@microsemi.com

If to Company:
Advanced Power Technology, Inc.
Address	405 S.W. Columbia Street
Bend, OR 97702
Telephone:	(541) 382-8028
Fax:	(541) 388-0364
Email:	psireta@advancedpower.com

If to Obligor:
Address	405 S.W. Columbia Street
Bend, OR 97702
Telephone:	(541) 382-8028
Fax:	(541) 388-0364
Email:	psireta@advancedpower.com

(f) Disclosure. Obligor hereby agrees to permit Parent and the Company to publish and disclose in the Registration Statement (including all documents and schedules filed with the SEC) and the Proxy Statement/Prospectus, and in any press release or other disclosure document in which Parent or the Company reasonably determines in its good faith judgment that such disclosure is required by law, including the rules and regulations of the SEC, as appropriate, in connection with the Merger and any transactions related thereto, such Obligor’s identity and ownership of the Shares and New Shares and the nature of the commitments, arrangements and undertakings under this Agreement.

(g) Assignment. This Agreement shall not be assigned by Obligor without the prior written consent of Parent.

(h) Entire Agreement, etc. This Agreement (i) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral among the parties with respect to the subject matter hereof, and (ii) shall not be transferable or assignable by operation of law or otherwise and is not intended to create any obligations to, or rights in respect of, any persons other than the parties hereto; provided, that the Parent may assign any of its rights and obligations hereunder to any of its subsidiaries or to any other entity which may acquire all or substantially all of the assets, shares or business of the Parent or any of its subsidiaries or any entity with or into which the Parent or any of its subsidiaries may be consolidated or merged.

(i)     Jurisdiction.    Any legal action or proceeding with respect to this Agreement may be brought in the superior courts of the State of California sitting in Orange County, California or federal district courts of the United States of America for the Central District of California and, by execution and delivery of this Agreement, the parties hereby accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of notice as provided in this Agreement, such service to become effective thirty (30) days after such delivery.

4.    Term of Agreement; Termination.    This Agreement shall terminate upon the earlier of the date, if any, of termination of the Merger Agreement in accordance with its terms or the expiration of the period described in Section 2(a) of this Agreement. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

(SIGNATURE PAGE FOLLOWS)

(SIGNATURES)

IN WITNESS WHEREOF, the parties have executed this Non-competition Agreement as of the date first written above.

Microsemi Corporation		Advanced Power Technology, Inc.

By:	/s/ JAMES PETERSON	By:	/s/ PATRICK SIRETA
Name:	James J. Peterson	Name:	Patrick R.H. Sireta
Title:	President & CEO	Title:	President & CEO
Address	2381 Morse Avenue	Address	405 S.W. Columbia St.
	Irvine, CA 92614		Bend, OR 97702
Telephone:	(949) 221-7188	Telephone:	(541) 382-8028
Fax:	(949) 756-2087	Fax:	(541) 389-1241
Email:	jpeterson@microsemi.com	Email:	psireta@advancedpower.com

Obligor

By:	/s/ PATRICK SIRETA
Name:	Patrick R.H. Sireta
Title:	President & CEO
Address	405 S.W. Columbia St.
Bend, OR 97702
Telephone:	(541) 382-8028
Fax:	(541) 389-1241
Email:	psireta@advancedpower.com